Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on July 6, 2007) pertaining to the Quidel Corporation 2001 Equity Incentive Plan of our reports dated March 12, 2007, with respect to the consolidated financial statements and schedule of Quidel Corporation, Quidel Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Quidel Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

San Diego, California	/s/ Ernst & Young LLP
June 29, 2007